UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2010

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-159445	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 2, 2010, Industrial Income Trust Inc. (the “Company”) entered into two definitive agreements to acquire the Bell Gardens Industrial Park (“Bell Gardens”) and the Portland Industrial Portfolio (“Portland”), which together are comprised of 16 industrial properties aggregating approximately 738,000 square feet. In connection with these proposed acquisitions, Agreements of Purchase and Sale were entered into, respectively, by and between IIT Acquisitions LLC, a wholly-owned subsidiary of the Company and The Realty Associates Fund V, L.P. (the “Bell Gardens Purchase Agreement”) and by and between IIT Acquisitions LLC and The Realty Associates Fund VI, L.P. (the “Portland Purchase Agreement”).

Bell Gardens consists of three institutional quality warehouse / distribution buildings aggregating approximately 263,000 square feet on 11.5 acres, located in the Bell Gardens submarket of Los Angeles County, California. The Bell Gardens buildings are 100% leased to five local and regional industrial tenants. The total approximate purchase price for Bell Gardens is $15.5 million, exclusive of additional transfer taxes, due diligence and closing costs. In connection with the execution of the Bell Gardens Purchase Agreement, the Company has deposited an amount of $500,000 into an escrow account.

Portland consists of 13 industrial buildings aggregating approximately 475,000 square feet on 29.9 acres, located in the Northeast submarket of Portland, Oregon. The Portland buildings are approximately 96% leased to 19 diverse tenants. The total approximate purchase price for Portland is $28.0 million, exclusive of additional transfer taxes, due diligence and closing costs. In connection with the execution of the Portland Purchase Agreement, the Company has deposited an amount of $1.0 million into an escrow account.

The Bell Gardens and Portland acquisitions are expected to close later during the third quarter of 2010. There is no assurance that the Company will be able to purchase either Bell Gardens or Portland on the terms set forth herein or at all. The consummation of each of the acquisitions is subject to various closing conditions to be met by the parties. If the Company does not close on these acquisitions, there are circumstances under which it may forfeit the deposits it has funded.

The Company expects to pay an estimated acquisition fee (pursuant to the terms of the Advisory Agreement described in the Company’s prospectus) to Industrial Income Advisors LLC equal to 2.0% of the aggregate purchase price of the two transactions. The Company plans to fund these acquisitions using proceeds from the Company’s public offering and debt financing. The Company has not received financing commitments for these acquisitions and there can be no assurances that it will be able to secure debt financing.

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the potential acquisitions of Bell Gardens and Portland) that are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, the Company’s ability to close the acquisitions, obtain debt financing for such acquisitions and those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

August 6, 2010

	By:	/s/ Thomas G. McGonagle
	Name:	Thomas G. McGonagle
	Title:	Chief Financial Officer and Treasurer